EXHIBIT 99.1 - PRESS RELEASE

PRESS RELEASE

Contacts:
GAME FINANCIAL CORPORATION                        VIAD CORP / TRAVELERS EXPRESS
Jeff Ringer                                       Nancy Dedera
Vice President Finance / CFO                      (602) 207-5338
(612) 476-8500                                    ndedera@viad.com
                                                  or
                                                  Cathy Rebuffoni
                                                  (612) 591-3335


                        VIAD CORP'S TRAVELERS EXPRESS AND
                   GAME FINANCIAL CORPORATION ANNOUNCE MERGER

           Game Financial Shareholders to Receive Shares of Viad Stock Establishes New Payment Services Market for Travelers Express

         PHOENIX, Ariz., Sept. 24, 1997 -- Viad Corp (NYSE:VVI) and Game Financial Corporation (NASDAQ:GFIN) today announced that Viad Corp's Travelers Express subsidiary has signed a merger agreement with Game Financial. Travelers Express is a leading provider of payment services for retailers and financial institutions. Game Financial is a leading provider of payment services for the gaming industry.

         The transaction is structured as a merger, with Viad Corp issuing common stock in exchange for 100 percent of the outstanding shares of Game Financial. It is valued at $10.75 per share of Game Financial stock for a total of approximately $51 million. The transaction, which is planned to close by the end of 1997, is expected to be slightly accretive to Viad Corp's earnings in 1998.

         Following the merger, Game Financial will become a subsidiary of Travelers Express. Gary A. Dachis, Game Financial founder, president and chief executive officer, along with his management team, will continue to operate the business from its current offices in Minneapolis.

         "This is a fine opportunity for both companies," said Philip W. Milne, president and chief executive officer of Travelers Express. "This merger will fuel Game Financial's continued growth and open a new distribution channel for Travelers Express' growing line of payment services. Travelers Express is focused on introducing new payment services to our customers, and we are excited about expanding Game Financial's product lines into our extensive distribution channel. Bringing together the technology leaders in our

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respective industries will promote continued innovation in the marketplace."

         "The merger is a great marriage of two leading payment service companies," said Game Financial's Gary Dachis. "It opens up many cross-marketing possibilities between us and it will allow Game Financial to capitalize on the extensive service network, automated call center capacity and operational expertise of Travelers Express. We are enthusiastic about the opportunity this merger presents for our shareholders, employees and clients."

         The Game Financial merger demonstrates the aggressive growth strategy that Travelers Express has pursued for several years. Travelers Express has been focusing on adding market share to existing product lines, but with the Game Financial merger it is entering a new market sector in the payment services field.

         The merger has been approved by the boards of directors of both Game Financial and Viad Corp, but remains subject to all normal conditions to closing, including receipt of all necessary regulatory consents, Game Financial shareholder approval and confirmation that the transaction will qualify for pooling of interests accounting treatment.

         Game Financial, which was founded in 1990, provides cash access services including credit card advances, check cashing services and ATM services in about 90 casinos across the nation. Since going public in 1994, the company's revenues have increased to $19 million in 1996, and $14.4 million for the first six months of 1997, an increase of 84 percent over the same period as last year.

         Travelers Express started as a money order business in 1940 and is now the largest money order processor in the nation and the second largest U.S. processor of electronic bill payment services. Other payment services include official check and share draft processing for financial institutions. In 1996, Travelers Express processed more than 750 million transactions valued at over $100 billion.

         Viad Corp has owned Travelers Express since 1965. The Phoenix-based corporation is a $2.5 billion services company with businesses in airline catering, convention services, travel and leisure, as well as payment services.

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